UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

ORCHARD THERAPEUTICS PLC

(Exact name of Registrant as Specified in Its Charter)

England and Wales	001-38722	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
245 Hammersmith Road London W6 8PW United Kingdom (Address of Principal Executive Offices; Zip Code)

Registrant’s Telephone Number, Including Area Code: +44 (0) 203 808 8286

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value £0.10 per share	ORTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Credit Facility

On March 23, 2023, Orchard Therapeutics plc (the “Company”) delivered notice to MidCap Financial (Ireland) Limited (“MidCap”) of the Company’s voluntary cancellation of each lender’s commitments under the remaining tranches of the Senior Terms Facilities Agreement, dated May 24, 2019, as amended and restated on January 30, 2023 (the “Agreement”), between the Company, MidCap and the other parties thereto. Under the Agreement, the Company had the right to draw down up to an additional $67.0 million, subject to the Company attaining certain regulatory approvals and revenue amounts and the Company’s maintenance of a certain level of cash and cash investments. As a result of the notice, the Company will no longer be able to draw down additional amounts under the Agreement. In connection with the notice, MidCap agreed to waive certain restrictive covenants of the Agreement, specifically related to restrictions on the Company’s ability to dispose of intellectual property related to deprioritized products.

Nasdaq Compliance

On March 24, 2023, the Company received a letter from The Nasdaq Stock Market LLC notifying the Company that it had regained compliance with Nasdaq’s minimum bid price requirement of the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2), as a result of the closing bid price of the Company’s American Depositary Shares exceeding $1.00 per share for the previous ten consecutive business days.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHARD THERAPEUTICS PLC

Date: March 27, 2023	By:	/s/ Frank E. Thomas
Frank E. Thomas
President and Chief Operating Officer